EXHIBIT 5.1

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA  15219-1410

T 412 562 8800
F 412 562 1041

www.bipc.com

August 17, 2018

Smith Micro Software, Inc.

51 Columbia

Aliso Viejo, CA 92656

Re:  Registration Statement on Form S-8 Filed by Smith Micro Software, Inc.

Ladies and Gentlemen:

We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 2,500,000 additional shares of the Corporation’s common stock, par value $.001 per share (the “Shares”), pursuant to the terms of the Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan, as amended (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the certificate of incorporation, as amended to date, the amended and restated bylaws of the Corporation, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S‑8 (the “Registration Statement”) covering the issuance of the Shares, and such other documents, records, certificates of public officials, statutes, and decisions as we consider necessary to express the opinions contained herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, the Shares will be validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Delaware General Corporation Law, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S‑K, promulgated under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

Buchanan Ingersoll & Rooney PC

By: /s/ Brian Novosel

Brian Novosel

Vice President – Opinions

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